Exhibit 99.1

Contact:	Chris Donaghey
443-733-1600

KEYW Announces Proposed $125 Million Public Offering of New Convertible Senior Notes Due 2019

HANOVER, Md., July 15, 2014 (Globe Newswire) – The KEYW Holding Corporation (NASDAQ: KEYW) announced today that it intends to offer, subject to market and other conditions, $125 million aggregate principal amount of new convertible senior notes due July 15, 2019 (“notes”) under the Company's shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) on April 23, 2014.  RBC Capital Markets and BofA Merrill Lynch are acting as joint book-running managers for the notes offering. SunTrust Robinson Humphrey is acting as co-manager. The Company also expects to grant the underwriters a 30-day overallotment option to purchase up to an additional $18.75 million aggregate principal amount of notes on the same terms and conditions.

The notes will be senior unsecured obligations of the Company and interest will be payable semi-annually.  The notes may be converted at the option of the holders, under certain circumstances and during certain periods, into cash and/or shares of the Company's common stock. The Company will settle conversions of notes by paying or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.  The interest rate, conversion rate, offering price and other terms of the notes will be determined by the Company and the underwriters.

In connection with the pricing of the notes, the Company expects to enter into privately negotiated capped call transactions with one or more of the underwriters or their respective affiliates (the "hedge counterparties"). If the underwriters exercise their over-allotment option, the Company may enter into additional capped call transactions.

The capped call transactions are expected generally to reduce the potential dilution and/or offset cash payments due upon conversion of the notes in the event that the market price per share of the Company’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which is expected to initially correspond to the conversion price of the notes and be subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of the Company’s common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

In connection with establishing their initial hedge of the capped call transactions, the hedge counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to the Company’s common stock and/or purchase shares of the Company's common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the notes at that time.

In addition, the hedge counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Company’s common stock and/or purchasing or selling the Company’s common stock or other securities of the Company in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the notes, which could affect holders’ ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that a holder will receive upon conversion of the notes.

The Company intends to use a portion of the net proceeds from the notes offering to repay the outstanding balances under the Company’s existing credit facility and to pay the cost of the capped call transactions.  The balance of the net proceeds will be used for working capital, capital expenditures and other general corporate purposes, including potential acquisitions.

The registration statement pursuant to which this offering is being made is effective pursuant to the Securities Act of 1933.  Offers and sales of the notes may be made only by the prospectus and related prospectus supplement, which, when available, may be obtained from RBC Capital Markets, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281 or by calling (877) 822-4089 or from BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038 or by emailing dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions for U.S. Government intelligence and defense customers and commercial enterprises. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact The KEYW Holding Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding the proposed public offering of convertible notes, the expected terms of the offering, the capped call transactions, the intended use of the net proceeds, statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities”, and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 10, 2014 with the SEC as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time, including the risk that the offering of the convertible notes cannot be successfully completed and the risk these activities could increase or decrease the price of the relevant notes and/or the value of KEYW’s common stock concurrently with, or shortly after, the pricing of the relevant notes. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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